EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION	For more information, please contact:
Kira Perdue
Trevelino/Keller Communications Group for TRX
(404) 214-0722, extension 101
kperdue@trevelinokeller.com

Thad Slaton

BCD Travel

404.422.6169

tslaton@bcdtravel.com

BCD TRAVEL RENEWS AND EXPANDS LONG-TERM GLOBAL SERVICES CONTRACT WITH TRX

Extends RESX, RESX Profiler, and CORREX Services;

Adds SELEX Workflow Manager and Web Services to Toolkit

ATLANTA – 14 April 2006 – TRX, Inc. (NASDAQ: TRXI), a leading, independent provider of transaction processing and data integration solutions to the global travel industry, today announced the signing of a long-term global services agreement with BCD Travel (formerly WorldTravel BTI), the third-largest travel management company in the world. Through this agreement, BCD Travel extends its long-standing relationship with TRX by renewing its use of RESX, RESX Profiler, and CORREX technologies and adds two new technologies, SELEX Workflow Manager and RESX Web services.

“BCD Travel is a key client. We have a long history together and we are thrilled to extend and expand our partnership,” said President & CEO Trip Davis. “BCD Travel has been a leader in leveraging technology to improve the traveler experience. We will continue to provide them with tools that help them increase efficiency, decrease costs, and provide industry-leading customer service.”

“As BCD Travel expands its global presence, we are partnering only with companies that offer the most advanced technologies,” said BCD Travel CEO Mike Buckman. “As the industry becomes more complex and our customers’ needs expand, we must be equipped with tools and solutions, such as these from TRX, that help our customers synchronize, streamline and simplify the travel process to boost their travel program’s performance.”

SELEX Workflow Manager is one of four TRX SELEX agent technologies, designed to manage transactional tasks, track agent productivity, and identify process error trends. BCD Travel initiated a pilot test for SELEX Workflow Manager in early March. Based on the success of the pilot, it plans to implement the agent technology on BCD Travel agent desktops so that it can better cross-utilize its agents, increase internal efficiencies, decrease operating costs, and recommend policy improvements to customers.

BCD Travel has been a charter RESX distributor since TRX released RESX in 2003. BCD Travel was also one of the first travel management companies to distribute RESX’s predecessor online booking application, RESASSIST – a pioneer in the self-service corporate reservation market in 1996. BCD Travel is utilizing TRX Web services in conjunction with RESX to integrate with its TravelNet portal solution. With the RESX Web services integration, BCD Travel customers are able to access one online resource for policy-compliant travel bookings and find travel-related tools, services, and information.

In addition to the RESX Online Booking tool, BCD Travel utilizes RESX Profiler to manage and synchronize travelers’ profiles with GDSs and third-party tools such as human resources databases. RESX Profiler enables corporations to define a profile model to ensure consistent reservation content and up-to-date corporate details such as department codes, employee numbers, and more.

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Copyright 2006 TRX, Inc. All rights reserved.

Page 2 of 2 – TRX and BCD Travel Extend and Expand Relationship

BCD Travel was the first travel management company to deploy CORREX in 1992 when the tool launched as a licensed application. Today, TRX processes BCD Travel reservations through the hosted CORREX solution, providing automated quality control and file finishing, auto-ticketing, pre-trip reporting, and trip improvement services. Through CORREX, BCD Travel processes over 80% of their CORREX reservations in a touchless environment.

“We are focused on growth in 2006 with both new clients and our long-term partners. Relationships with clients like BCD Travel, a leader in the global travel industry, are core to our success. We look forward to growing with them for many years to come,” said Davis.

About TRX, Inc.

TRX (NASDAQ: TRXI) is a leading, independent provider of transaction processing and data integration services to the global travel industry. TRX provides five hosted technology and service offerings: RESX (Online Booking), SELEX (Agent Technology), CORREX (Automated Processing), TRANXACT (Settlement & Exceptions), and DATATRAX (Data Integration). TRX provides each of these solutions individually or as a comprehensive, integrated end-to-end processing suite for travel agencies, travel suppliers, large corporations, credit card issuers, and expense management companies. TRX is headquartered in Atlanta, Georgia with operations and staff in North America, Europe, and Asia.

About BCD Travel

BCD Travel is the leading provider of global travel logistics. BCD Travel works alongside clients to deliver tailor-made, holistic solutions to enable them to achieve maximum savings, improved productivity and enhanced service delivery. This benefits the organization on every level: from the bottom-line to the business traveler. BCD Travel will operate in 96 countries on five continents, with US$12 billion in total sales and a combined worldwide work force in excess of 12,000. For more information, please visit www.bcdtravel.com.

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Copyright 2006 TRX, Inc. All rights reserved.